February 22, 2018

Dear Fellow Shareholders,
One year ago, we said 2016 brought clarity and optimism to the two of us and for Leucadia. This proved true in 2017, a year that met our expectations and hopefully sets the stage for at least several further years of solid returns for Leucadia National Corporation.
Our two largest businesses, Jefferies and National Beef, each delivered record results, generating $528 million in pre-tax income and $512 million in EBITDA, respectively. This is remarkable progress, given that only two short years ago, some were questioning the wisdom and value of both businesses. Additionally, the vast bulk of our other portfolio companies performed well in 2017, either by generating a strong bottom line or, such as is the cases of HRG, Linkem and our energy holdings, by continuing along their paths towards enhanced value creation. We are starting to reap the benefits we originally envisioned in the combination of Leucadia and Jefferies, and have established good momentum toward our long-term goals.
2017 Results
Leucadia generated $1 billion of pre-tax income in 2017, driven by the record earnings of Jefferies and National Beef, solid results at Berkadia, a pre-tax mark-to-market gain of $65 million in respect of our interest in HRG and a $178 million pre-tax gain on the first quarter sale of Conwed, offset by a non-cash $130 million markdown in the first quarter related to our FXCM investment. Leucadia Asset Management, although still young, has moved past its initial development stage and made a positive contribution to pre-tax income.
Leucadia’s 2017 net income would have been $618 million, but was reduced to $167 million by a fourth quarter non-cash charge of $415 million to revalue our deferred tax asset and a toll charge of about $35 million on the deemed repatriation of net unremitted foreign earnings relating to Jefferies and Linkem. These non-cash charges are a result of the recently enacted Tax Cuts and Jobs Act which lowers the U.S. corporate income tax rate from 35% to 21% starting in 2018. As we said in last year’s letter, we welcome this lower future tax rate, which reduces the nominal value of our NOLs, but doesn’t change the $2.3 billion amount of future taxable income they will shield. Going forward, more of our results will flow to the bottom line as a result of the reduced tax rate. Moreover, corporate tax reduction is likely to be good for Leucadia’s and Jefferies’ businesses as it spurs increased economic and investment banking activity.
Jefferies, led by investment banking, delivered record net revenues and net earnings in 2017. We are optimistic we can build on this momentum, and the market share gains reflected in Jefferies’ results should be sustained and hopefully enhanced. Our strategy of prioritizing expansion of the Jefferies investment banking footprint continues to succeed and should yield further growth over the next several years, assuming reasonable market conditions. Jefferies’ established team has been supplemented with talented new hires, and we are optimistic that strong candidates will continue to be attracted to Jefferies’ unique and robust platform. The competitive landscape continues to provide opportunities for Jefferies to develop further by leveraging the unique blend of its pure Wall Street (vs. bank holding company) business model, deep and broad sectoral expertise, flat operating structure and global geographic reach.

Leucadia National Corporation Annual Report 2017 1

Jefferies’ annual net revenues of $3.2 billion and pre-tax profit of $528 million are a direct result of the quality of its people, firm-wide client-focused culture and entrepreneurial spirit. Jefferies’ capable leaders, Pete Forlenza (Equities), Fred Orlan (Fixed Income), Ben Lorello (Investment Banking), Peg Broadbent (CFO) and Mike Sharp (General Counsel of Leucadia and Jefferies), all credit our 3,450 employee-partners at Jefferies for these results, and so do we.
National Beef experienced a second consecutive record breaking year. The combination of a positive cattle supply environment, strong domestic and export demand, our value-added strategy, our focus on the highest quality cattle and flawless execution by our management team led by Tim Klein allowed National Beef to achieve $512 million in EBITDA in 2017. This exceeds National Beef’s previous record, set just last year, by 17%. With these two strong consecutive operating years in the books, we now have recouped almost 70% of Leucadia’s original investment of $868 million made a little over six years ago. The overall industry seems poised to continue to benefit from favorable supply and demand dynamics, with demand increasing with incomes locally and globally, and supply benefitting from the continued growth in cattle available for processing. Longer term, we believe the opening to U.S. beef of the rapidly growing Chinese market for the first time in 13 years will further support demand for our high quality products.
Berkadia, our 50/50 joint venture with Berkshire Hathaway, delivered another solid year in 2017. We have seen annual originations grow from $10.4 billion in 2013 to $24.5 billion in 2017, and pre-tax income grew from $153 million to $194 million. Cumulative cash distributions of $562 million on Leucadia’s December 2009 investment of $217 million are a testament to Berkadia’s success. We are optimistic the tireless efforts of Justin Wheeler and the entire Berkadia team to provide exceptional service to owners of middle market commercial real estate will drive the continued growth of this industry leader.
We made significant progress at HRG in 2017, completing the sale of Fidelity & Guaranty Life at a good price, and are now focused on the further simplification of our investment. HRG’s remaining subsidiary, Spectrum Brands, a global consumer products company, announced in January its agreement to sell its global battery and lighting business to Energizer Holdings, Inc., an important step in repositioning itself toward faster-growing and higher-margin brands. We thank Leucadia’s co-founder and Chairman, Joe Steinberg, and our Vice Chairman, Andrew Whittaker, for their leadership at HRG, their wisdom and their friendship. We also appreciate the exceptional and consistent efforts of Dave Maura, Executive Chairman, and Andreas Rouvé, CEO, in growing and driving Spectrum Brands.
Leucadia Asset Management performed well and is positioned for additional growth. Linkem continues to be the fastest growing broadband provider in Italy and closed the year with just over 500,000 subscribers, up 24% for the year.
Transformation of Leucadia
The various strategic transactions we have completed since mid-2012 and the strengthening of our operating results have transformed and clarified the business and prospects of Leucadia. From a more random group of assets before the combination with Jefferies, Leucadia is well on its way to being a focused financial services holding company with relatively clear drive and direction. The realization of the vision we had for a combined investment banking and merchant banking platform is now at hand.
As we look forward, we see real opportunity for further value creation at Leucadia. We expect our future growth will come from our existing businesses’ organic efforts and strategic drive, add-on and adjacent external opportunities, particularly at Leucadia Asset Management, and new merchant banking opportunities that will continue to come our way, primarily through the ever-increasing footprint of Jefferies. Our overriding priorities in respect of our existing businesses are:

2 Leucadia National Corporation Annual Report 2017

▪
drive continued development and success at Jefferies and explore additional opportunities for global partnerships (such as the recently announced strategic alliance with Bank of China International that allows Jefferies and BOCI to jointly provide investment banking advisory and capital markets services to clients globally, as well as to distribute co-branded equity research),

▪	continue to enhance National Beef’s business, while being mindful and proactive regarding strategic opportunities,

▪	achieve accelerating success at Linkem, while continuing to provide exceptional service,

▪	rationalize our interest in HRG to eliminate the gap between its share price and the value of its assets,

▪	partner with additional management teams at Leucadia Asset Management, and build further scale and performance,

▪	realize the benefit of strengthening energy markets at our Vitesse and JETX operations and seek smart add-on deals that further leverage our operating capabilities,

▪	deliver solid operating performance at the now completely restructured FXCM, and

▪	continue to progress at Berkadia, HomeFed, Idaho Timber, Garcadia, Foursight and Golden Queen.
We ended 2017 with about $1.5 billion in liquidity at our parent company, pro forma for the $200 million distribution Leucadia received from Jefferies in January 2018. If things go as we expect, we will continue to generate good amounts of free cash from operations over the next several years.
As indicated above, our plan is to continue to support the growth of our existing businesses and hunt for new opportunities to deploy capital smartly. In a strong economy and with rising markets, this will be challenging. We will be patient and, invariably, circumstances will arise and we will get the call on some attractive situations.
We will also continue to return capital to shareholders through share buybacks, cash dividends and perhaps in-kind distributions, as appropriate. We will, of course, never do anything that we believe jeopardizes any of the financial foundations of any of our operating businesses or our parent company. In this connection, we are pleased Fitch recently upgraded both Leucadia and Jefferies to BBB, and Moody’s recently placed Leucadia’s ratings on review for upgrade.
What Have We Learned?
As one might expect, we have learned many lessons these past five years and, even though some were painfully drilled into our heads from experiences past, it never hurts to have them reinforced under new circumstances.  Here are some of the more important ones:

1.
Environment. The operating environment can make you feel smarter than you really are when currents are good and dumber than you really are when currents are bad. We wrote last year about interest rates moving up naturally through the normal functioning of the markets, the perception of a pro-business environment and what this means for businesses, and the prospect of a lower U.S. corporate tax rate. As these elements begin to fall into place, we may finally again be working in a version of a normal business world. That is the first reason 2017 was good, and a hopeful thought as to why 2018 could be even better. The return of volatility and higher interest rates may inflict some short-term pain in the transition, but are good long-term realities. Indeed, when so many economic stars appear so aligned, prudence and caution are helpful guardians to have along for the ride.

Leucadia National Corporation Annual Report 2017 3

2.
Long-term Commitment. Whether because of the environment, human intervention, market volatility, technological advances or overall execution risk, things always take longer and are more complicated than they seem in theory. Reality intervenes in every well-intentioned plan. Making the right strategic decisions is crucial, but having the conviction, time horizon and buy-in from all the important constituencies are vital to the prospects of every business. Leucadia is 38 years old and Jefferies is 55. Special firms don’t just happen, they are built with sweat and tears by people who are committed and never give in or give up. We succeeded in 2017 because our team invested years getting here.

3.
Patience, perseverance and an open mind. We have had the patience and perseverance to stay the course, while others have zigged, zagged and, in some cases, spun out of the game. However, sometimes, the facts or circumstances change. Regardless of how committed you are to staying the course, you may need to pivot, and indeed pivot quickly and efficiently. This applies to people, products, processes, businesses and Leucadia as a whole. The leaders of our operating businesses across Leucadia have proven incredibly adept at adapting, growing and changing.

4.
Flat structure — no bureaucracy. We pride ourselves on making decisions and moving forward, often in the face of uncertainty. We try not to have process for process’ sake, and we know how to rally around opportunity. Jefferies is generally a four-layer operation versus the seven to nine layers at our major competitors. National Beef, Berkadia and our other businesses share the same model. We prefer nimble cruisers to behemoth battleships. They are also more fun.

5.
Teamwork and collaboration. Throughout Leucadia, we encourage everyone to use all the resources of our broad and deep group of businesses, be it relationships, skills, capital or geographic presence. Similarly, in each of our businesses, we are prioritizing the theme of teamwork and collaboration, and investing in tools to drive effectiveness and efficiency. Technology is a critical component of this and we will continue to invest in it heavily across all of our businesses to make our people more efficient and better serve our clients.

6.
Ability. The executives in our operating businesses and Leucadia holding company are really good at what they do. Our National Beef team is considered among the best, if not the best, in the world. Jefferies is increasingly recognized for its leadership across many products and sectors. Berkadia is a distinct leader in its business. Having the best athletes in the right spots makes winning easier.

7.
Culture. Culture is truly the most vital ingredient in business. People are the most important asset in every business and the primary determinant of success or failure. Leucadia and our business leaders care about our people, try to nurture their capabilities and encourage their health, happiness and success. They are also charitable and good people who prioritize their families, friends and local communities.

8.
Capital and Liquidity. We consistently manage our businesses to avoid a margin call or any form of a liquidity issue. By operating on a firm foundation of capital and liquidity, it is possible to recover from any problem. It also makes it easier to play offense when the world is defending itself from trouble. That is often when opportunity knocks and you always want to be in a position to open the door.

9.
Getting the Call. If you want to find smart, strategic and attractive investment opportunities, you can never have enough relationships, idea flow, industry expertise, creativity or patience. The best way we know to be the ones who “get the call” is to consistently live up to these points on a daily basis.

10.
Trust. Trust, honesty and ethics are keys to winning every time. We are vigilant to assure we deliver what we promise, communicate in as straightforward a manner as possible and always live up to our principle of integrity. All we have is our word.

4 Leucadia National Corporation Annual Report 2017

Ian Cumming
On February 2, 2018, we lost our founder, mentor and friend, Ian Cumming, at the age of 77. Words cannot describe the leadership, brilliance, creativity, generosity, passion and good natured fun that Ian brought to life. Our hearts are with the entire Cumming family and we are further sad for Joe, who has clearly lost a lifetime brother. May Ian’s memory be for a blessing for his family and all who loved him.
Annual Meeting and Investor Day
As we have said before, we intend to continue to follow Leucadia’s historic practice of letting our actions and results be our primary voice, but remind you that the two of us look forward to answering your questions at our upcoming Annual Meeting on May 23, 2018. We also will hold our annual Leucadia Investor Day on October 4, 2018, at which time you will have the opportunity to hear directly from the senior leaders of the major Leucadia businesses, including Jefferies.
We thank all of you—our clients and customers, employees-partners, fellow shareholders, bondholders, vendors and all others associated with Leucadia, Jefferies and all our businesses—for your continued support.

Sincerely,

Leucadia National Corporation Annual Report 2017 5

ADDITIONAL BUSINESS REVIEW:
Berkadia
Berkadia, our 50/50 joint venture with Berkshire Hathaway, delivered another solid year in 2017. Strong debt production buoyed our $206 billion commercial mortgage servicing portfolio and enabled Berkadia to deliver $194 million of pre-tax income and $164 million of cash earnings. In addition to these strong overall results, we are happy to report that Berkadia has been able to steadily grow core earnings over the last several years, which excludes earnings outside of management control such as the performance of non-core investments and any impairments (or reversals) of the mortgage servicing portfolio. Core earnings have grown from $113 million in 2015 to $155 million in 2017.
Continued low interest rates and a significant volume of debt maturities created a strong environment for Berkadia in 2017. During the year, Berkadia placed $24.5 billion of debt for its clients, up over 26% compared to 2016. Berkadia retained its ranking as the #1 HUD and #2 Freddie Mac lender, and improved to the #2 Fannie Mae lender. In addition to the agency lending business, Berkadia also continued to expand the breadth of its product offerings to better serve its clients by developing additional lending relationships with insurance companies and banks. In investment sales, overall volume was tempered by a slow start to the year, as the market adjusted expectations and valuations with an eye towards tax reform. This resulted in volume that was flat at $7.8 billion. That said, investment sales continued to be a growing source of volume for Berkadia’s lending business, with 33% of investment sales volume resulting in a debt placement for Berkadia.
Leucadia Asset Management
Results and fundraising efforts were generally positive across our managers at Leucadia Asset Management. We successfully launched comingled funds for Lake Hill, our options market making platform, and Tenacis, our systematic macro team, in addition to growing our existing funds and adding new managed accounts, particularly in quantitative strategies. Folger Hill accelerated the expansion of it Asia-focused effort and stabilized performance in the U.S. after a difficult 2016. We continue to add to the team, with a focus on growing our quantitative and business development efforts, and expect to launch additional products in the coming months.
FXCM
While our $300 million rescue of FXCM has so far generated $353 million of principal, interest, and fees back to Leucadia, FXCM had a challenging 2017. In addition to unusually low volatility throughout the year which adversely impacted revenues, in February, FXCM completed regulatory settlements with the National Futures Association and the Commodity Futures Trading Commission that involved FXCM agreeing to withdraw from its unprofitable U.S. business and pay a fine. A number of officers of FXCM, including its CEO, stepped down and FXCM restructured its operations to realize significant cost savings. Led by Brendan Callan, previously the head of FXCM’s European businesses, FXCM closed the year with most of its troubles behind it, streamlined and well positioned to take advantage of rising interest rates and the inevitable return of volatility to the FX and equities markets. FXCM paid off $93 million of Leucadia’s senior secured loan in 2017, with $70 million remaining outstanding, and Leucadia will receive up to 75% of future cash distributions after the loan is fully repaid.
Foursight
Foursight experienced more modest growth in 2017, with originations only up 15% to $287 million and the portfolio ending the year at $537 million. This volume was tempered as Foursight continued tightening credit standards throughout the year in response to underperformance in the 2015 and 2016 vintages. Thanks to these efforts, Foursight improved credit characteristics in the 2017 vintages and was also able to boost average contract rates to further enhance expected spreads. Foursight also made progress during the year by achieving its first AAA rated class on its asset-backed security deal (FCRT 2017-1).

6 Leucadia National Corporation Annual Report 2017

HRG Group
HRG Group (NYSE:HRG) appreciated by 9% in 2017 to $16.95 per share at year-end. Leucadia and HRG have worked together to liquidate the bulk of HRG’s other assets. Following the November 30, 2017 sale of HRG’s 80% stake in Fidelity & Guaranty Life (NYSE:FGL) to CF Corporation, HRG’s value is now essentially its 59% ownership of Spectrum Brands (NYSE:SPB). Spectrum Brands is a publicly traded global consumer products company offering a portfolio of leading brands to customers all over the world. In 2017, Spectrum reported an eighth consecutive year of record adjusted EBITDA ($956 million), and adjusted EBITDA margin (19.1%). In January 2018, Spectrum agreed to sell its Global Battery (Rayovac) and Lighting business to Energizer for $2 billion in cash. Leucadia continues to support HRG’s efforts to work towards a rationalization of value that further reduces or eliminates the gap between HRG’s share price and the underlying value of its net assets.
Garcadia
Garcadia, our approximately 75% owned auto retail joint venture, fell short of expectations in 2017. Although cash distributions from Garcadia were $45 million and represented a 24% cash return on beginning equity, both we and the management team expected to do better. While Iowa continued to produce solid results, our other markets were impacted by volume declines at Chrysler (down 8% nationally) and some turnover at the general manager level as management continues to implement new operational practices that will better serve our customers (such as more seamless sales and service experiences). Additionally, our California results were impacted by Nissan’s weak performance in California (Nissan was down 18% in our market, versus up 2% nationally). Garcadia performed better in the fourth quarter and management believes this momentum will translate into a rebound in 2018. Thank you to John Garff, Brett Hopkins and the rest of the Garcadia team for their partnership and efforts.
Linkem
Linkem continues to be the fastest growing broadband provider in Italy and closed the year with just over 500,000 subscribers. Linkem’s fixed wireless model is now widely recognized as an excellent fit for Italy and we are building on our leadership position. Linkem signed a licensing agreement with a major Italian telecom operator, whereby the partner will wholesale Linkem’s services to its customers, and is evaluating other partnership opportunities. Linkem’s 3.5GHz frequency has received a lot of attention since it was designated a key 5G frequency by the European Commission and many other nations, which is driving significant investment by operators and equipment providers into the ecosystem and is positive for Linkem. Linkem completed its migration to LTE and shut down its WiMax platform, announced its first 5G trial, and raised €100 million of preferred equity in January 2017 from BlackRock and existing investors at a post-money valuation of €800 million. Davide Rota and the entire Linkem team are doing a fantastic job and have planned another ambitious year.
Energy
Vitesse Energy owns and manages non-operated oil and gas assets in the core of the Bakken Field in North Dakota and Montana and the Denver-Julesburg basin in Wyoming. Vitesse participates with its operating partners in the drilling and completion of lower risk new horizontal wells on our leasehold acreage, which converts our leaseholds into cash flowing producing oil wells. Vitesse has acquired approximately 20,600 net acres of Bakken leasehold and has an interest in 1,572 producing wells (42 net wells) and 467 gross wells (13 net wells) that are currently drilling, completing or permitted for drilling. Vitesse’s drilling opportunities are leveraged to growing projected reserve recoveries stemming from continuous improvement in frac & completion technologies. In 2017, the average estimated ultimate recoveries (“EUR”) of a new Bakken horizontal well is 850,000 boe/well, up nearly 50% from 575,000 boe/well in 2014. The larger EUR for new wells has increased profit returns on new well drilling, which is higher today at $55/bbl oil than in 2014 when the price of oil was much higher. Vitesse has an inventory of 180 net undeveloped wells to be completed,

Leucadia National Corporation Annual Report 2017 7

which represents $1.2 billion of capital expenditures that Vitesse can elect to make at its sole discretion. Nearly all future capex is expected to be funded by free cash flow over time from Vitesse’s operations. Around 90% of Vitesse’s recoverable reserves remain to be developed in the future at what we expect will be improving economics as the price of oil improves. Oil prices recovered to $60/bbl at the end of 2017 and the global overhang of oil appears to be subsiding, which gives us cautious optimism that oil will continue to hover in the $50-60/bbl range for 2018. Vitesse has hedged 60% of its current 2018 production and 40% of its current 2019 production with collars, swaps and puts at floor prices above $50/bbl. The collars allow Vitesse to participate in oil price increases up to $73/bbl. With the improved oil prices, Vitesse expects to add additional oil hedges to protect additional flowing barrels. Bob Gerrity, Brian Cree and the Vitesse team continue to be wonderful and committed partners.
JETX (formerly, Juneau Energy) transitioned from an operated to a non-operating strategy under the management of the Vitesse team. JETX partners with operators who have expertise in new well development and operations in areas adjacent to JETX’s leaseholds. JETX’s principal asset is 10,000+ net acres in the East Eagle Ford (“EEF”) field in Brazos, Burleson and Grimes Counties, Texas. JETX partnered with Lonestar Resources US Inc. (NASDAQ:LONE) (“Lonestar”), a capable Eagle Ford operator who has operations close to JETX’s. As part of the joint venture, Lonestar agreed to pool its nearby acreage with JETX’s and is pursuing development of the pooled acreage. In May 2017, Lonestar successfully drilled and completed one of the better wells in the Eastern Eagle Ford when the Wildcat B1H well was brought on line with estimated reserves approaching 1 million boe. JETX has a 50% interest in the well and in the eight drillable locations in the Wildcat unit and also owns additional development locations on JETX’s adjacent acreage, which JETX expects to develop later in 2018.
HomeFed
HomeFed took some major steps in 2017 towards generating cash for its shareholders. The Village of Escaya, the first stage of the Otay Land project to be developed, hosted its grand opening in June. By year end, over 200 of the 992 planned homes were under contract and home closings have started. The Otay Land project in San Diego county is entitled for approximately 13,050 residential units and 1.85 million square feet of commercial space, and Paul Borden and the HomeFed team are focused on expediting its development. At Renaissance Plaza in Brooklyn, NY, two sizeable tenants renewed their office lease clearing the way for refinancing opportunities. HomeFed’s unique assets in attractive markets are well positioned for additional value creation and we remain excited by its prospects.
Idaho Timber
Idaho Timber experienced substantial growth despite a volatile and uncertain environment caused by the expiration of the U.S.-Canada softwoods lumber agreement, ongoing and prolonged trade negotiations and the eventual imposition of duties on imports from Canada. Thanks to the company’s disciplined purchasing, long-term customer and supplier relationships and focus on margin, EBITDA increased 40% in 2017 versus 2016. CEO Ted Ellis and his team thrive in markets where others may become timid and have driven the company to significant profitability even with a lukewarm market for new housing construction.
Golden Queen
In its first full year of operations, Golden Queen sold 46,000 and 237,000 ounces of gold and silver, respectively. For most of 2017, the mining team encountered lower ore grades than expected in an area of the project known as the Northwest Pit. In the fourth quarter the team moved the bulk of its activity to a new pit where they are experiencing significantly better ore grades. Robert Walish, the project CEO, and the entire team have done an excellent job navigating a challenging 2017, and we believe the project is well positioned to capitalize in the future as grades improve.

8 Leucadia National Corporation Annual Report 2017

Appendix
The following tables reconcile financial results reported in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP financial results. The shareholders’ letter contains non-GAAP financial information to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.

NATIONAL BEEF

Reconciliation of Pre-Tax Income to EBITDA

($ millions)

	Year ended Dec. 31, 2017
Pre-tax Income (GAAP)	$ 407
Adjustments:	
Interest expense/(income), net	6
Depreciation and amortization	99
EBITDA (non-GAAP)	$ 512

BERKADIA

Reconciliation of Pre-Tax Income to Cash Earnings

($ millions)

	Year ended Dec. 31, 2017	Year ended Dec. 31, 2015
Pre-tax Income (GAAP)	$ 194	
Adjustments:		
Amortization, impairment and depreciation	136	
Gains attributable to origination of mortgage servicing rights	(262)	
Loan loss reserves and guarantee liabilities, net of cash losses	87	
Unrealized (gains) losses; and all other, net	9	
Cash Earnings (non-GAAP)	$ 164	

Reconciliation of Pre-Tax Income to Core Earnings

	Year ended Dec. 31, 2017	Year ended Dec. 31, 2015
Pre-tax Income (GAAP)	$ 194	$ 164
Adjustments:		
Investment securities interest income and gains	(31)	(72)
Gain on sale of bonds	–	(6)
Mortgage servicing rights (impairments)/recoveries	(8)	27
Core Earnings (non-GAAP)	$ 155	$ 113

LEUCADIA NATIONAL CORPORATION

Reconciliation of Net Income Attributable to Leucadia National Corporation Common Shareholders to Adjusted Net Income Attributable to Leucadia National Corporation Common Shareholders

($ millions)

	Year ended Dec. 31, 2017
Net Income Attributable to Leucadia National Corporation Common Shareholders (GAAP)	$ 167
Adjustments:	
Non-cash charge to revalue deferred tax asset	415
Deemed repatriation of net unremitted foreign earnings (toll charge)	35
Adjusted Net Income Attributable to Leucadia National Corporation Common Shareholders (non-GAAP)	$ 618

SPECTRUM BRANDS [(a)]

Reconciliation of Net Income to Adjusted EBITDA

($ millions)

	Year ended Sep. 30, 2017
Net Income (GAAP)	$ 297
Adjustments:	
Income tax expense	48
Interest expense	211
Depreciation and amortization	199
EBITDA	754
Share based compensation	57
Acquisition and integration related charges	21
Restructuring and related charges	63
Write-off from impairment of intangible assets	16
Purchase accounting inventory adjustment	3
Pet safety recall	36
Other	5
Adjusted EBITDA (non-GAAP)	$ 956
Net Sales	$ 5,007
Adjusted EBITDA margin	19.1%

Source:

Note (a) Information provided by Spectrum's 4th quarter earnings press release on November 16, 2017.

Cautionary Note on Forward-Looking Statements
This letter contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.

Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

Leucadia National Corporation Annual Report 2017 9